EXHIBIT 10.2
URS CORPORATION
Annual Incentive Compensation Plan
2006 Plan Year Document
I.      Plan Objectives
     The URS Corporation Annual Incentive Compensation Plan (the “Plan”) is intended to provide rewards to individuals who make a significant contribution to the financial performance of URS Corporation and its URS Division and EG&G Division (collectively, the “Company”) during each fiscal year (a “Plan Year”). Among other things, the Plan is intended to:
•	Focus key employees on achieving specific financial targets;

•	Reinforce teamwork;

•	Provide significant award potential for achieving outstanding performance; and

•	Enhance the ability of the Company to attract and retain highly talented and competent people.
II.      General Plan Description
     A.      Eligibility
     The Plan provides an opportunity for employees to earn cash awards based on achievement of Company and individual performance objectives during a Plan Year. Eligible participants are classified in one of two categories:
1.	“Designated Participants” are key employees who have the potential to significantly impact the Company’s success; or

2.	“Non-designated Participants” are employees who demonstrate outstanding individual effort and results during the year. Awards to this group of employees are paid from a discretionary bonus pool.
     Except as noted herein, to be eligible to receive an award under the Plan, participants must be employed by the Company at the end of a Plan Year. If the employment of a Designated Participant is terminated prior to the end of a Plan Year due to death, permanent disability or retirement, other than the retirement of a Covered Employee (as defined in the Plan), the Designated Participant (or their heirs in the case of death) will be eligible to receive a pro-rata award based on the time the Designated Participant was employed by the Company and the performance objectives achieved. If a Designated Participant’s employment is terminated for any other reason prior to the end of a Plan Year (whether voluntary or involuntary), the

Designated Participant will not receive an award. In addition, Designated Participants who are employed by the Company at the end of a Plan Year and have at least three months of service during the Plan Year will be eligible to receive a pro-rata award based on the time the Designated Participant was employed by the Company and the performance objectives achieved. Notwithstanding the foregoing, the terms of a Designated Participant’s employment agreement will supersede the terms and conditions of the Plan.
     B.      Performance Objectives
     Each Plan Year, the Compensation Committee of the Board of Directors (the “Committee”) establishes specific performance objectives for the Company and for Designated Participants, including weightings of the performance objectives, by the business unit where the Designated Participant is expected to have the most direct impact. The performance objectives may be based on any one, all or a combination of the following (each as defined in the Plan):
1.	Net Income;

2.	Contribution;

3.	Average Day Sales Outstanding; and/or

4.	New Sales.
     In addition, the Committee has the discretion to adjust the performance objectives by including or excluding the following events that occur during a Plan Year that are objectively determinable and unrelated to the achievement of the performance objectives:
1.	Effects of changes in U.S. tax laws, generally accepted accounting principles or other laws or provisions affecting the Company’s reported financial results; and

2.	Extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for a Plan Year.

     C.       Target Bonus Pool
     Each Plan Year, the Committee identifies a target bonus pool as part of the Company’s financial planning process. The target bonus pool is the sum of all anticipated awards for Designated Participants and Non-designated Participants. The actual bonus pool may vary from the target bonus pool depending on the Company’s actual performance against the performance objectives established for a Plan Year.
     D.       Target Bonus Percentage
     Each Plan Year, the Committee assigns Designated Participants a target bonus percentage, expressed as a percentage of salary, based on his or her anticipated contributions to the Company.
III.      2006 Plan Year
     A.      Performance Objectives
     For the 2006 Plan Year, the Committee established as a prerequisite to all bonus payments under the Plan that URS Corporation meet a minimum Net Income threshold. In addition, the Committee established business unit performance objectives and individual performance objectives for Designated Participants, including weightings of the performance objectives, by the business unit where the Designated Participant is expected to have the most direct impact as follows:

Name	Primary Performance Objective	Weight

URS Corporation	Net Income	100%

URS Division	URS Division Profit Contribution	100%

EG&G Division	EG&G Division Profit Contribution	100%
     In addition, for Designated Participants in the URS Division and the EG&G Division, the Committee has established secondary individual performance objectives consisting of Average Day Sales Outstanding and New Sales.
     B.      Target Bonus Pool
     For the 2006 Plan Year, the Committee established a target bonus pool which will be funded based on achievement of the Company performance objective as follows:

Performance Results	2006 Award Pool Funding

110% of Performance Objective	200%

100% of Performance Objective	100%

90% of Performance Objective	0%

C.      Target Bonus Percentage
     For the 2006 Plan Year, the Committee established the following target bonus percentages for the Company’s executive officers:

Name	2006 Target Bonus Percentage

(as a percentage of salary)

Martin M. Koffel	120%

H. Thomas Hicks	75%

Thomas W. Bishop	60%

Reed N. Brimhall	55%

Gary V. Jandegian	75%

Joseph Masters	60%

Susan Kilgannon	40%

Randall A. Wotring	75%
IV.      Determination of Awards
     If performance objectives are met in a Plan Year, a Designated Participant’s award will equal the target bonus percentage multiplied by the Designated Participant’s base salary earned during the Plan Year. Determinations of awards to Non-designated Participants will be made by the CEO at the end of a Plan Year from the discretionary pool.
V.      Other Plan Provisions
     A.       Payment of Awards
     Assessment of actual performance and payout of awards will be subject to completion of the Company’s fiscal year-end independent audit and certification by the Committee that the applicable performance objectives and other material terms of the Plan have been met.
     The actual award earned will be paid to Designated Participants (or the Designated Participant’s heirs in the case of death) in cash within 30 days following completion of both the independent audit and the above-referenced certification by the Committee. Payroll and other taxes will be withheld as required by law.

     B.      Plan Accrual
     Estimated payouts for the Plan will accrue monthly during a Plan Year. At the end of each fiscal quarter, the estimated actual awards for a Plan Year will be evaluated based on actual performance to date and the monthly accrual rate will be adjusted so that the cost of the Plan is fully accrued at Plan Year-end. Accrual of estimated payouts does not imply vesting of any individual awards to Designated Participants.
     C.       Administration
     The Plan will be administered by the Committee and the CEO; provided, however, that the Committee shall retain final authority regarding all aspects of Plan administration, including the resolution of any disputes and application of the Plan in any respect to the CEO and the Company’s four highest compensated officers (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended). The Committee may, without notice, amend, suspend or revoke the Plan at any time.
     D.       Assignment of Employee Rights
     No employee has a claim or right to be a participant, to continue as a participant or to be granted an award under the Plan. Participation in the Plan does not give an employee the right to be retained in the employment of the Company or its affiliates, nor does it imply or confer any other employment rights.
     Nothing contained in the Plan shall be construed to create a contract of employment with any participant. The Company and its affiliates reserve the right to elect any person to its offices and to remove any employees in any manner and upon any basis permitted by law.
     Nothing contained in the Plan shall be deemed to require the Company or its affiliates to deposit, invest or set aside amounts for the payment of any awards. Participation in the Plan does not give a participant any ownership, security or other rights in any assets of the Company or any of its affiliates.
     E.      Validity
     In the event that any provision of the Plan is held invalid, void or unenforceable, such provision shall not affect, in any respect, the validity of any other provision of the Plan.
     F.       Governing Law
     The Plan will be governed by, and construed in accordance with, the laws of the State of California.